Ex-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Goldman Sachs MarketBeta® U.S. 1000 Equity ETF of our report dated October 25, 2022, relating to the financial statements and financial highlights of the fund listed in Appendix A (the “Fund”), which appear in the Funds’ Annual Reports on Form N-CSR for the period ended August 31, 2022. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
December 27, 2022

Appendix A

Fund Book	Fund
Goldman Sachs MarketBeta® U.S. 1000 Equity ETF	Goldman Sachs MarketBeta® U.S. 1000 Equity ETF